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Exhibit 10(c)
Attachment 1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated July 1, 2004, is by and between Constellation Energy Group, Inc., a Maryland corporation ("Constellation" or "Company"), and E. Follin Smith ("Executive").

WITNESSETH THAT

        WHEREAS, the Executive is currently serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company, and Constellation desires to secure the continued employment by the Company of the Executive in accordance with this Agreement; and

        WHEREAS, the Executive wishes to continue to remain in the employ of the Company and its affiliated entities on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

        1.    Employment Period.

          (a)    The Company shall continue to employ the Executive, and the Executive shall remain in the employ of the Company, in accordance with the terms and conditions set forth in this Agreement, commencing on July 1, 2004 (the "Effective Date") and continuing until the third anniversary of the Effective Date or such later date as provided in Section 1(b) herein (the "Employment Period"). This Agreement shall become effective on the Effective Date.

          (b)   Commencing on the date one year after the Effective Date, and on each anniversary of such date (such date and each such anniversary thereof hereinafter referred to as the "Renewal Date"), the Employment Period shall be extended automatically so as to terminate on the third anniversary of such Renewal Date, unless at least 60 days prior to the Renewal Date either party gives the other party written notice not to so extend the Employment Period.

        2.    Position and Duties.

          (a)    During the Employment Period, the Executive shall serve as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company. The Executive's responsibilities as Executive Vice President, Chief Financial Officer and Chief Administrative Officer shall include all aspects of the Company's and its subsidiaries' businesses. For purposes of the foregoing sentence, the term "subsidiary" means any entity directly or indirectly controlled by the Company or any successor company. The Executive shall serve as an employee of the Company and with such duties and responsibilities as are currently assigned to her, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to her by the Chief Executive Officer of the Company. As Executive Vice President, Chief Financial Officer and Chief Administrative Officer, the Executive shall report solely to the Chief Executive Officer of the Company. In addition, and without further compensation, upon reasonable request, the Executive shall serve as a director and/or officer of one or more of the Company's affiliates if so elected or appointed from time to time. For purposes of this Agreement, the term "affiliate" means any entity directly or indirectly controlling, controlled by or under common control with the Company or any successor company. Notwithstanding the foregoing, the Executive's sole remedy with respect to a loss of her title as Chief Administrative Officer is to terminate her employment for Good Reason (as defined below).

          (b)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of her attention and time during normal business hours and, as reasonably required, outside of normal business hours, to the business and affairs of the Company and its affiliates, as directed by the Chief Executive Officer, and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's best reasonable efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, higher education or charitable boards or committees, so long as such activities do not conflict or materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, violate the terms of this Agreement, or violate policies of the Company as in effect from time to time and applicable to the Executive, including without limitation the Principles of Business Integrity.

        3.    Compensation.    Except as otherwise expressly provided below (or as provided otherwise under the terms of a plan, policy or other compensation or benefits arrangement in which the Executive participates), the Executive's compensation during the Employment Period shall be determined by the Compensation Committee of the Board of Directors of Constellation ("Board") or any successor thereto.

          (a)    Annual Base Salary.    During the Employment Period, the Executive shall receive an annual base salary of no less than $500,000 (such annual base salary, in effect from time to time, "Annual Base Salary"). The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time.

          (b)    Incentive Compensation.    During the Employment Period, the Executive shall participate in such short-term and long-term incentive compensation plans, policies or arrangements of the Company at the following minimum levels: (1) annual incentive opportunity target of 100% of Annual Base Salary, with a minimum annual opportunity of 0% of Annual Base Salary and a maximum annual opportunity of 300% of Annual Base Salary, based on Company and individual performance and which, if earned, shall be payable when similar annual incentive targets are paid to other senior executives of the Company; (2) annual grant of long-term incentive opportunity with a value at grant of $1,000,000 in such forms and subject to such terms as may be determined by the Compensation Committee of the Board, subject to and in accordance with the terms of any applicable plans pursuant to which any such grant is made, which annual grants shall be made at the same time that similar grants are made to other senior executives of the Company but, in any event, prior to the applicable annual anniversary date of the Effective Date; and (3) annual grant of service-based restricted stock with a value of $500,000 with three-year ratable vesting, which annual grants shall be made at the same time that long-term incentive grants are made to other senior executives of the Company but, in any event, prior to the applicable annual anniversary date of the Effective Date.

          (c)    Fringe Benefits and Perquisites.    During the Employment Period, the Executive shall be entitled to receive fringe benefits and perquisites which are commensurate with her position and at least comparable to those received by other senior executives of the Company.

          (d)    Other Benefits.    In addition, and without limiting the generality of the foregoing, during the Employment Period, and subject to any applicable eligibility requirements, (i) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans (qualified and non-qualified), practices, policies and programs provided by the Company to the same extent as other senior executives of the Company; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive benefits under, applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sick leave, life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company. Without limiting the foregoing, the Executive shall have the right to participate in any supplemental executive retirement plan that may be implemented by the Company, and to receive benefits thereunder at least as favorable as any other executive vice president of the Company.

        4.    Termination of Employment.

          (a)    Death or Disability.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" shall mean the Executive's inability, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform her duties and responsibilities hereunder for a period of 180 consecutive days, or for an aggregate of 270 days in any 365-day period. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

          (b)    By the Company.

              (i)  The Board may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" means:

              A.     the Executive is convicted of a felony involving moral turpitude;

              B.     the Executive persistently and unjustifiably fails or refuses to comply with any written directive of the Chief Executive Officer of the Company other than a directive constituting an assignment described in Section 4(c)(i)A;

              C.    the Executive engages in conduct or activities that constitutes disloyalty to the Company or an affiliate thereof, and such conduct or activities are materially damaging to the property, business or reputation of the Company or an affiliate thereof; or

              D.    the Executive embezzles or knowingly, and with intent, misappropriates property of the Company or an affiliate thereof, or unlawfully appropriates any corporate opportunity of the Company or an affiliate thereof.

             (ii)  A termination of the Executive's employment for Cause shall be effected only in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement. The failure to set forth any fact or circumstance in a Notice of Termination for Cause shall not constitute a waiver of the right to assert, and shall not preclude the Company from asserting such fact or circumstance in an attempt to enforce any right under or provision of this Agreement. A determination by the Board that Cause exists shall be subject to de novo review in accordance with Section 20.

            (iii)  The Board may terminate the Executive's employment without Cause at any time upon 30 days prior written notice to the Executive.

          (c)    Good Reason.

              (i)  The Executive may terminate employment for Good Reason or without Good Reason. For purposes of this Agreement, "Good Reason" means (without the Executive's express written consent):

              A.     (1) the assignment to the Executive of duties materially inconsistent with her authorities, duties, responsibilities and status (including offices, title, and reporting relationships) as Chief Administrative Officer of the Company or Chief Financial Officer of the Company, (2) any material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities or (3) the elimination by the Company of the Executive's Chief Administrative Officer of the Company or Chief Financial Officer of the Company title, unless such act is remedied by the Company within 10 business days after receipt of written notice thereof given by the Executive; provided, however, that the none of the following shall constitute Good Reason: (1) elimination of the Executive's title as Chief Administrative Officer or the Executive's responsibilities with respect to the Company's human resources, legal and/or risk management groups following a Change in Control (as defined in the Change in Control Severance Agreement made July 1, 2004 between the Company and Executive (the "Change in Control Severance Agreement")); (2) elimination of the Executive's responsibilities with respect to the Company's audit and/or risk management groups following a determination by the Company's Audit Committee that the assignment of such responsibilities to another officer who is not the Chief Financial Officer of the Company is in the best interests of the Company; or (3) a determination by the Company to have its General Counsel report to the Company's Chief Executive Officer rather than the Executive;

              B.     a reduction by the Company of the Executive's Annual Base Salary as in effect immediately prior to the date of such reduction, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company);

              C.    the relocation of the Executive's office more than 50 miles from the Executive's office immediately prior to the Effective Date;

              D.    failure of the Company to provide (i) the Executive the opportunity to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, and (ii) the Executive and/or the Executive's family, as the case may be, the opportunity to participate in, and receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sick benefits, employee life insurance, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company;

              E.     failure of the Company to provide the Executive such perquisites as the Company may establish from time to time which are commensurate with the Executive's position and at least comparable to those received by other senior executives at the Company;

              F.     the failure by the Company to comply with paragraph (c) of Section 12 of this Agreement; or

              G.    any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

             (ii)  The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided, however, that if Executive desires to terminate her employment for "Good Reason," she must provide the Company with written notice ("Notice of Good Reason") of the existence of an event constituting Good Reason within six (6) months of the occurrence thereof or, if such event is not immediately recognizable by the Executive, within six (6) months of the date the Executive became or reasonably should have become aware of such event, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the latest of (x) 20 days after giving notice of intent to terminate employment for Good Reason, (y) 10 days after the expiration of the Company's right to cure the event constituting Good Reason set forth below; and (z) the date specified in the Notice of Good Reason (which date shall not be less than 30 days nor more than 4 months after the date of the Notice of Good Reason); provided, however, that no event described hereunder shall constitute Good Reason if such event is remedied by the Company within ten (10) days after receipt of the Notice of Good Reason by the Company from the Executive. If the Company disputes the existence of Good Reason, the Company shall provide to the Executive written notification of such dispute within ten (10) days after the receipt of the Notice of Good Reason by the Company from the Executive.

          (d)    Date of Termination.    For purposes of this Agreement, the "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, as the case may be, all in accordance with the terms of this Section 4.

        5.    Obligations of the Company upon Termination.

          (a)    By the Company other than for Cause, Death or Disability, or by the Executive for Good Reason.    If, during the Employment Period, either (1) the Company terminates the Executive's employment, other than for Cause, death, or Disability, or (2) the Executive terminates her employment for Good Reason,

              (i)  the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or such later date which is no more than 7 days after the expiration of the revocation period for the release set forth in Section 5(d) below), the sum of the following amounts: (i) any portion of the Executive's Annual Base Salary through the Date of Termination that has been earned but not yet paid; and (ii) an amount representing the annual incentive target (which for this purpose shall be 100% of the Annual Base Salary) for the period that includes the Date of Termination, multiplied by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period;

             (ii)  the Company shall make a lump sum payment to the Executive within 30 days after the Date of Termination (or such later date which is no more than 7 days after the expiration of the revocation period for the release set forth in Section 5(d) below) equal to $4,500,000;

            (iii)  the Company shall provide the Executive with benefits under the Company's employee health and dental benefit plans, as if she had remained employed by the Company pursuant to this Agreement through the end of the Employment Period (or, if later, the date that is the second anniversary of the Date of Termination); provided, that to the extent any benefits under the Company's health and dental benefit plans cannot be provided pursuant to a plan or program maintained by the Company for its employees, the Company shall provide the substantially equivalent value of such benefits outside such plan or program at no additional cost (including, but not by way of limitation, tax cost) to the Executive; and provided, further, that during any period when the Executive is eligible to receive at least equivalent health and dental benefits under another employer-provided plan, the health and dental benefits provided by the Company under this Section 5(a)(ii) shall cease;

             (iv)  (A) any non-performance-based equity or other non-performance-based grant, including, without limitation, options, made prior to the Effective Date under a Company long-term incentive plan that is outstanding on the Date of Termination shall, immediately prior to the effectiveness of termination of the Executive's employment, be fully vested and any restrictions shall lapse; (B) any non-performance-based equity or other non-performance-based grant, including, without limitation, options, made on or after the Effective Date under a Company long-term incentive plan that is outstanding on the Date of Termination shall, immediately prior to the effectiveness of termination of the Executive's employment, vest and any restrictions shall lapse with respect to the number of shares or units outstanding multiplied by a fraction, the numerator of which is the number of days in the service or other restriction period through the Date of Termination and the denominator of which is the total number of days in the service or other restriction period; (C) any performance-based equity or other grant made prior to the Effective Date under a Company long-term incentive plan that is outstanding on the Date of Termination that is earned by the Executive based on the Company's results achieved during the applicable performance periods as determined by the Compensation Committee of the Board shall be paid out to the Executive in full when such performance period awards are payable to other Company long-term incentive plan participants; (D) any performance-based equity or other grant made on or after the Effective Date under a Company long-term incentive plan that is outstanding on the Date of Termination that is earned by the Executive based on the Company's results achieved during the applicable performance periods as determined by the Compensation Committee of the Board shall be paid out to the Executive when such performance period awards are payable to other Company long-term incentive plan participants, with respect to the number of shares or units awarded multiplied by a fraction, the numerator of which is the number of days in the performance period through the Date of Termination and the denominator of which is the total number of days in the performance period; and (E) vested options outstanding on the Date of Termination and unvested options outstanding on the Date of Termination that vest in accordance with this Section 5(a)(iv) shall be exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment; and

              (v)  For a 60-day period commencing on the Date of Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

  Certain of the payments and benefits provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, death, or Disability, or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and, except as otherwise expressly provided for in Section 6 below, shall be the sole and exclusive remedy therefor. As a condition to receipt of such payments and benefits, the Executive must sign and not subsequently revoke a general release in favor of the Company and its affiliates, as set forth in Section 5(e) below. Upon compliance with the provisions of this Section 5(a), the Company shall have no further obligations under this Agreement, except as specified in Section 6 or 7 below.

  Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not been paid as of the Date of Termination, will be paid in accordance with the terms and conditions of the plan, policy or arrangement pursuant to which the amounts were deferred.

          (b)    Death or Disability.    If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative) in a lump sum in cash (except amounts payable pursuant to the terms of a plan in equity shall be paid in equity) within 30 days after the Date of Termination (or such later date which is no more than 7 days after the expiration of the revocation period for the release set forth in Section 5(d) below), the sum of the following amounts: (i) any portion of the Executive's Annual Base Salary through the Date of Termination that has been earned but not yet paid; and (ii) an amount representing the annual and long-term incentive compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such incentive compensation would be equal to the target amount (expressed in shares or share equivalents if applicable) of such incentive compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days elapsed in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; provided, however that with respect to options outstanding on the Date of Termination, unvested options will lapse on such date, and vested options shall remain in effect and exercisable through the earlier of 60 months after the Date of Termination and the end of their respective terms. Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not been paid as of the Date of Termination, will be paid in accordance with the terms and conditions of the plan, policy or arrangement pursuant to which the amounts were deferred. As a condition to receipt of such payments and benefits, the Executive or, in the case of the Executive's death, the Executive's designated beneficiaries (or, if there is no such beneficiary, the Executive's estate or legal representative) must sign and not subsequently revoke a general release in favor of the Company and its affiliates as set forth in Section 5(e) below. Upon compliance with the provisions of this Section 5(b), the Company shall have no further obligations under this Agreement, except as specified in Section 6 or 7 below.

          (c)    By the Company for Cause or by the Executive other than for Good Reason.    If, during the Employment Period, the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive any portion of the Annual Base Salary through the Date of Termination that has been earned but not yet paid. Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not been paid as of the Date of Termination, will be paid in accordance with the terms and conditions of the plan, policy or arrangement pursuant to which the amounts were deferred. Upon compliance with the provisions of this Section 5(c), the Company shall have no further obligations under this Agreement, except as specified in Section 6 or 7 below.

          (d)    Expiration of Term.    If the Employment Period is not renewed from time to time in accordance with Section 1(b) hereof, then, upon expiration of the Employment Period, the Company shall pay to the Executive in a lump sum in cash (except amounts payable pursuant to the terms of a plan in equity shall be paid in equity), the sum of the following amounts: (i) any portion of the Executive's Annual Base Salary through the last day of the Employment Period that has been earned but not yet paid; and (ii) the annual and long-term incentive compensation for the period that includes the last day of the Employment Period, computed by assuming that the amount of all such incentive compensation would be equal to the target amount (expressed in shares or share equivalents if applicable) of such incentive compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days elapsed in such period through the last day of the Employment Period, and the denominator of which is the total number of days in the relevant period. Further, in the event of any non-renewal of the Employment Period, unvested options will lapse on the last day of the Employment Period, and vested options shall remain in effect and exercisable through the earlier of 60 months after the last day of the Employment Period and the end of their respective terms. Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not been paid as of the Date of Termination, will be paid in accordance with the terms and conditions of the plan, policy or arrangement pursuant to which the amounts were deferred. As a condition to receipt of such payments and benefits, the Executive must sign and not subsequently revoke a general release in favor of the Company and its affiliates as set forth in Section 5(e) below. Upon compliance with the provisions of this Section 5(d), the Company shall have no further obligations under this Agreement, except as specified in Section 6 or 7 below.

          (e)    Release.    The benefits described in Sections 5(a), 5(b) and 5(d) are payable by the Company to the Executive, the Executive's designated beneficiaries, estate or legal representative (whichever is applicable) only if after the Date of Termination, the Executive, the Executive's designated beneficiaries, estate or legal representative

  (whichever is applicable) executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing reasonably established by the Company, a general release of all legal claims, including those against the Company and affiliates thereof (and including the Company's and such affiliates' respective officers, directors, shareholders, employees, agents and representatives) substantially in the form of Exhibit A hereto. Such agreement shall be furnished by the Company to the Executive, the Executive's designated beneficiaries, estate or legal representative (whichever is applicable) as soon as possible, but no later than ten (10) business days, after the Date of Termination.

        6.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates, except as otherwise specified in this Section 6 or in the terms of any such other plan, program, policy or practice. However, if the Executive receives severance benefits under Section 5 of this Agreement, the Executive shall not also be entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company or any of its affiliates except under the Change in Control Severance Agreement; provided, however, that with respect to this Agreement and the Change in Control Severance Agreement, to avoid duplication of payments or benefits, only such payments and benefits that would be most beneficial to the Executive, as determined by the Executive, shall be provided. Vested payments or benefits the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except to the extent receipt of such payments or benefits under the other plan, policy, practice, or program would result in an unintended duplication of payments or benefits, in which case the payments and benefits that would be most beneficial to the Executive, as determined by the Executive, shall be provided.

        7.    Full Settlement.    Except as expressly provided in Section 6 above, the Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others; provided, that the Company shall be entitled to withhold any amounts it is required to withhold, as contemplated by Section 16. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and (except as expressly provided in Section 5(a)(ii)) the amount of any payment or benefit provided for in this Agreement shall not be reduced regardless of whether the Executive obtains other employment.

        8.    Confidential Information.

        The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, data, information concerning any inventions, discoveries, improvements, processes, methods, trade secrets or research (including, without limitation, computer programs and software development) relating to the Company or any of its affiliates and their respective businesses that the Executive obtains or learns of during the Executive's employment by the Company or any of its affiliates and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge, disseminate or use for the benefit of herself or any other Person (as defined below), Confidential Information at any time during or after the Executive's employment with the Company, except (i) with the prior written consent of the Company, (ii) to the Company and its affiliates, or to any authorized (or apparently authorized) agent or representative of any of them, (iii) in connection with performing her duties hereunder, (iv) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with apparent jurisdiction to order her to divulge, disclose or make accessible such information, (v) in the course of any proceeding under Section 20 or (vi) in confidence to an attorney or other professional advisor for the purpose of securing professional advice. As used herein, the term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

        9.    Amendment of Agreement.    This Agreement may not be modified nor may any provisions of this Agreement be waived except by written agreement of the parties.

        10.    Construction.    Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

        11.    Governing Law.    This Agreement shall be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of Maryland.

        12.    Successors and Assigns.

          (a)    This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. In the event of the Executive's death or a judicial determination of her incompetence, references in this Agreement shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

        13.    Indemnification.

          (a)    If the Executive is made a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the fact that she is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with her service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim (as defined below) is made or is threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all judgments, penalties, fines, settlements and reasonable expenses actually incurred by the Executive (including, without limitation, attorneys' and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce her rights under this Section 13, and such indemnification shall continue as to the Executive even if she has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of her heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all reasonable expenses (including, without limitation, reasonable attorneys' and other professional fees and charges) incurred by her personally in connection with any such Proceeding or Claim, or in connection with seeking to enforce her rights under this Section 13, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include (i) a written affirmation by the Executive of the Executive's good faith belief that the standard of conduct necessary for indemnification by the Company as authorized under Maryland corporate law has been met and (ii) a written undertaking by the Executive to repay the amount advanced if it is ultimately determined that such standard of conduct has not been met. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).

          (b)   Neither the failure of Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

          (c)    As used herein, the term "Proceeding" shall include, without limitation, any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other. As used herein, the term "Claim" shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

        14.    Attorney Fees.    The Company will reimburse the Executive for her legal fees and expenses that are incurred by the Executive in connection with the negotiation and execution of this Agreement not to exceed $15,000.

        15.    Notice.    Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days' advance notice given in accordance with this Section 15) or (z), in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days' advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to the Company:	Constellation Energy Group, Inc. 750 East Pratt Street, 17th Floor Baltimore, MD 21203 Attn: Charles A. Berardesco Fax #: (410) 783-3049
If to the Executive:	The address of her principal residence as it appears in the Company's' records:
With a copy to:
Morrison Cohen Singer & Weinstein, LLP 750 Lexington Avenue New York, New York 10022 Attn: Robert M. Sedgwick, Esq. Fax #: 212-735-8708
If to a beneficiary of the Executive:	The address most recently specified by the Executive or the beneficiary.

        16.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Section 15 shall be in addition to the similar provisions of Section 8(d)(iii) and shall not be applicable to Section 8.

        17.    Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        18.    Entire Agreement/Inconsistencies.    Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes all other agreements between them or between the Executive and the Company or any affiliate, concerning the subject matter hereof, and the Executive acknowledges that she is not entitled to severance benefits under any other severance plan, program or arrangement sponsored by the Company or an Affiliate; provided, however, that notwithstanding the foregoing, (a) this Agreement shall not supersede, and the Executive shall be entitled to applicable payments and benefits under the Change in Control Severance Agreement referenced in Section 6 of this Agreement to the extent the Executive elects to receive payments and benefits under the Change in Control Severance Agreement, in lieu of duplicative payments and benefits under this Agreement, all as contemplated by Section 6 of this Agreement and (b) nothing herein shall limit or reduce any right or benefit that shall have accrued to the Executive on or prior to the Date of Termination. Further, the parties acknowledge that concurrent with the execution of this Agreement, the Offer Letter and the attached Severance Agreement between Constellation and the Executive made May 22, 2001 is terminated. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates, or any provision of any agreement, plan, or corporate governance document or any of them, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control she is waiving. There shall be no contractual or similar restrictions on the Executive's right to terminate her employment with the Company, or on her post-employment activities, other than restrictions expressly set forth in this Agreement and restrictions to which the Executive may agree after the Effective Date.

        19.    Alienability.    The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

        20.    Dispute Resolution.    The parties agree that any disputes, claims, complaints or causes of action of any type or kind (including but not limited to any disputes relating in any way to this Agreement) which the parties may have between themselves shall be resolved by final and binding arbitration using a single arbitrator from JAMS (jamsadr.com) pursuant to its then existing commercial arbitration rules or if JAMS is no longer available then using a single arbitrator from the American Arbitration Association using its then existing commercial arbitration rules. The arbitration proceedings shall be conducted in Washington, D.C. unless the parties mutually agree in writing to a different location. Any award rendered in the arbitration may be enforced in any court of competent jurisdiction. Pending the resolution of any such claim or dispute, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) as such are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

        21.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be duly executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:	/s/
EXECUTIVE
/s/ E. Follin Smith

Exhibit A

FORM OF
AGREEMENT, RELEASE AND WAIVER

        This Agreement, Release and Waiver ("Agreement") is entered into by and between [Executive] ("Executive") and Constellation Energy Group, Inc. ("Company").

           1.  The parties agree that Executive's employment with the Company shall terminate on [    ].

           2.  In consideration of Executive's termination of employment with the Company and her provision of certain waivers and promises as set forth in this Agreement, the Company agrees to provide the Executive with the payments, benefits and other rights (collectively, the "Consideration") set forth in the Employment Agreement, dated as of July 1, 2004, by and between the Executive and the Company (the "Employment Agreement"), and/or the Change of Control Severance Agreement, dated as of July 1, 2004, by and between the Executive and the Company (the "Severance Agreement"). Certain portions of the Consideration are over and above any benefit to which Executive would be entitled under the Company's benefit plans and policies upon the termination of her employment.

           3.  The Company hereby agrees to provide the benefits set forth in paragraph 2 to Executive from the Company's general assets. Executive is not entitled to any of the Consideration prior to the expiration of the seven-day revocation period described in paragraph 15 below. Such amounts set forth in paragraph 2 are not subject to alienation, assignment, attachment, garnishment or other legal process by or on behalf of Executive until such amounts are actually received by her. Such payments are subject to applicable payroll tax withholding (if applicable) and will not be considered as compensation for purposes of the Company's retirement or welfare benefit plans.

           4.  (a) In exchange for the Company's agreement to provide the Consideration, Executive knowingly, freely and voluntarily agrees that, to the full extent the law permits, she hereby releases and discharges the following entities: the Company and any person or entity controlling, controlled by or under common control with the Company ("Affiliate"), their successors, officers, directors, agents, representatives or employees (collectively, "Releasees") from any and all debts, obligations, claims, demands, judgments or causes of action of any kind that relate in any way to her employment with the Company or the termination of such employment whatsoever, known or unknown, in common law, in tort, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), and/or reimbursements of costs of any kind, including, but not limited to any and all claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq.), the Civil Rights Act of 1866 and 1871 (42 U.S.C. §§ 1981 and 1983), the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Equal Pay Act (29 U.S.C. § 206(d)(1)), the Rehabilitation Act (29 U.S.C. §§ 701-704), Executive Order 11246, or any other Federal, State, local or common law which may include but not be limited to those concerning age, gender, race, religion, national origin, disability or any other protected classification or category which expressly or impliedly may form the basis of alleged discrimination, or any other law or regulation. To the extent any such actions are pending, Executive agrees that they are or will be immediately withdrawn with prejudice upon her receipt of the payment set forth in Section 5(a)(ii) of the Employment Agreement or in Section 2(a) or Section 3(a) of the Severance Agreement, whichever is applicable. Executive also knowingly and voluntarily agrees that, to the full extent the law permits, she waives any and all causes of action and will not file, cause to be filed, or voluntarily assist in the prosecution of any charges, claims, lawsuits, or other actions of any kind against the Releasees. Executive acknowledges and understands, however, that she is not waiving claims that may arise based on events occurring after she executes this Agreement. Moreover, nothing in this Agreement shall be construed to prohibit Executive from engaging in any legally protected activity including activity protected by the Sarbanes-Oxley Act. Notwithstanding the foregoing, such released claims shall not (i) include any claims to enforce Executive's rights under, set forth in or with respect to, the Employment Agreement or the Severance Agreement, or any other accrued rights under the applicable terms of applicable Company plans, programs and arrangements or (ii) apply to any claim that Executive may have for indemnity or contribution for acts taken while she was employed by the Company pursuant to applicable Company policy or insurance coverage.

        Additionally, Executive does specifically, knowingly and voluntarily waive any and all rights or claims she may have under the Age Discrimination in Employment Act (ADEA).

        (b)   In exchange for the Executive's release set forth in paragraph 4.a. above and other good and valuable consideration the receipt of which is hereby acknowledged by the Company, the Company, on behalf of itself and each of its Affiliates and their successors (collectively, the "Company Releasors"), knowingly, freely and voluntarily agree that, to the full extent the law permits, they hereby release and discharge the following persons and entities: the Executive, and her heirs, executors, administrators, representatives, agents, successors and assigns (hereinafter collectively referred to as the "Executive Releasees") from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in common law, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), and/or reimbursements of costs of any kind, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had or now have against each or any of the Executive Releasees, in each case in connection with the Executive's employment with the Company or the termination thereof. Notwithstanding the above, the Executive and the Company acknowledge and agree that the Company Releasors are not waiving any claim or action against the Executive Releasees with respect to any willful, knowing or intentional misconduct of the Executive.

           5.  Nothing in this Agreement, including the payment of any sum by the Company, constitutes an admission by the Releasees of any legal wrong.

           6.  The parties agree that the terms of this Agreement including the consideration set forth in paragraph 2 are confidential and will not be disclosed to any non-parties hereto; provided, however, that Executive may confidentially disclose such information to her spouse, personal attorney, and personal accountant or as otherwise required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or as specifically required by any governmental or quasi-governmental agency or body. Should Executive wish to consult with anyone else she deems appropriate to review this Agreement, she must first obtain the written consent of the Company which will not be unreasonably withheld. In addition, the Company may disclose such information as is necessary, in its sole discretion, to any of the Releasees, or to federal, state or local agencies or as otherwise required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or as specifically required by any governmental or quasi-governmental agency or body.

           7.  Executive agrees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public, or to any third party, about the Releasees, their business practices, or about the business practices of any present or former officers, directors, executives, employees, representatives, agents or customers, or any related services of the Releasees or about any general matter concerning the reputations, standing in the business community, or business practices of the Releasees. The Company agrees to refrain and to use best reasonable efforts to cause the Releasees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public, or to any third party, about the Executive or about any general matter concerning the reputation, standing in the business community, or business practices of the Executive. The Company further agrees to use its best reasonable efforts to obtain the Executive's prior approval for any announcement to the general public concerning her separation from the Company, provided that such approval is not unreasonably withheld or delayed. Nothing in this Paragraph shall prevent either party from making truthful statements, or disclosing documents and information, (a) in confidence to their attorneys, accountants and, in the Executive's case, her spouse, (b) as required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or (c) as specifically required by any governmental or quasi-governmental agency or body.

           8.  Executive further agrees that she will, immediately upon termination of her employment with the Company, and in no event later than twenty-four (24) hours after the Termination Date, return to the Company all property of the Releasees as well as all books, records, customer and pricing lists, correspondence, contracts or orders, advertising or promotional materials, and other written, typed or printed materials, whether furnished by any of the Releasees or prepared by Executive, which contain any information relating to the Releasees' business, and Executive agrees that she will neither make nor retain copies of such materials.

           9.  Executive agrees that, for a period of one (1) year after the Termination Date she will not, directly or indirectly, as an officer, director, employee, consultant, stockholder, partner or sole proprietor, induce, entice or hire, or attempt to hire or employ any employee of the Company or any of its Affiliates or any former employee of the Company or any of its Affiliates who had been an employee of the Company or any of its Affiliates at any time during the one year period prior to Executive's attempted hiring of such individual.

         10.  The Company and Executive hereby agree that, if the scope or enforceability of any restrictive covenant in this Agreement is in any way disputed at any time, subject to Section 11, a court or other trier of fact of competent jurisdiction

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may modify and enforce the covenant to the maximum extent that it believes to be enforceable under the circumstances existing at that time.

         11.  The parties agree that any disputes, claims, complaints or causes of action of any type or kind (including but not limited to any disputes relating in any way to this Agreement) which the parties may have between themselves shall be resolved by final and binding arbitration using a single arbitrator from JAMS (jamsadr.com) pursuant to its then existing commercial arbitration rules or if JAMS is no longer available then using a single arbitrator from the American Arbitration Association using its then existing commercial arbitration rules. The arbitration proceedings shall be conducted in Washington, D.C. unless the parties mutually agree in writing to a different location. Any award rendered in the arbitration may be enforced in any court of competent jurisdiction. Pending the resolution of any such claim or dispute, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) as such are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company. Notwithstanding the foregoing, the parties agree that, in the event of a breach by any party of the Sections 6 through 9 of this Agreement, the non-breaching party shall be entitled to institute and prosecute equitable proceedings in any court of competent jurisdiction to enjoin the other party from performing such activities.

         12.  Executive acknowledges that she has been offered a period of at least twenty-one (21) calendar days to consider this Agreement. Executive further acknowledges that unless this Agreement, signed by her, is received by Marc L. Ugol, Senior Vice President, Human Resources of Constellation Energy Group, Inc., 750 E. Pratt Street, 5th Floor, Baltimore, MD 21202, on or before [    ], it is null and void and unenforceable.

         13.  Executive acknowledges that she has been specifically informed by the Company that for a period of seven (7) calendar days following the date of her execution of this Agreement she has the absolute right to revoke this Agreement by notifying Marc L. Ugol, Senior Vice President, Human Resources of Constellation Energy Group, Inc., 750 E. Pratt Street, 5th Floor, Baltimore, MD 21202, in writing on or before the expiration of the seven (7) day period.

         14.  This Agreement shall not become effective or enforceable until the aforesaid seven (7) calendar day revocation period has expired.

         15.  This Agreement supersedes any and all other agreements or proposals, written or oral, made by the Company or any Releasee, or on their behalf to Executive, other than the Employment Agreement and the Severance Agreement and, except as set forth in such agreements, this Agreement is the full and final understanding between the parties.

         16.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may only be modified by a written agreement signed by the parties.

         17.  This Agreement shall be governed by the laws of Maryland.

         18.  Executive does hereby acknowledge that she has read and understands this Agreement.

         19.  Executive acknowledges that the Company has advised her to consult with an attorney prior to executing this Agreement.

         20.  Executive does hereby acknowledge that she has executed this Agreement freely and voluntarily.

        IN WITNESS WHEREOF, Executive does hereby execute this Agreement on this            day of                , 200[    ].

(Seal)
Executive
Received, agreed to and accepted by:	CONSTELLATION ENERGY GROUP, INC.
	By:	(Seal)

Name: Title:

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Attachment 2

CHANGE IN CONTROL SEVERANCE AGREEMENT

        This Agreement is made the 1st day of July, 2004, by and between CONSTELLATION ENERGY GROUP, INC. (the "Company") and E. Follin Smith (the "Executive").

        WHEREAS, the Company wishes to encourage the orderly succession of management in the event of a Change in Control (as hereinafter defined); and

        WHEREAS, the Company desires to maintain a severance benefit for the Executive covering the period from the date of a Change in Control until the end of the twenty-four month period following the date of a Change in Control, to avoid the loss or the serious distraction of the Executive to the detriment of the Company and its stockholders prior to and during such period when the Executive's undivided attention and commitment to the needs of the Company would be particularly important; and

        WHEREAS, the Executive desires to devote the Executive's time and energy for the benefit of the Company and its stockholders and not to be distracted as a result of a Change in Control.

        NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

        1.1    Annual Award Amount.    The term "Annual Award Amount" means the average of the two highest annual incentive awards under the Company's annual incentive plan (or the annual cash incentive plan maintained by a successor company or a Subsidiary) payable under the terms of such annual incentive plan for the performance year during which the Qualifying Termination occurs, and paid in the last four years to the Executive prior to the occurrence of the Qualifying Termination; provided, however, that (a) if the Executive has not been employed by the Company or a Subsidiary for a sufficient length of time to have been eligible for payment of at least two full annual incentive awards, deemed target award payout shall be used for the one or two years for which the Executive was not so eligible; (b) for any year during which an annual incentive award was paid or is payable to the Executive that was prorated because of less than a full year of plan participation, such award shall be annualized; and (c) for any year during which a guaranteed minimum annual incentive award amount was paid or is payable to the Executive, such full (not prorated because of less than a full year of plan participation) guaranteed annual incentive amount shall be used for such year.

        1.2    Board.    The term "Board" means the Board of Directors of the Company.

        1.3    Cause.    The term "Cause" means the occurrence of any one or more of the following:

          (a)    The Executive is convicted of a felony involving moral turpitude; or

          (b)   The Executive engages in conduct or activities that constitutes disloyalty to the Company or a Subsidiary and such conduct or activities are materially damaging to the property, business or reputation of the Company or a Subsidiary; or

          (c)    The Executive persistently and unjustifiably fails or refuses to comply with any written direction of the Chief Executive Officer of the Company other than a directive constituting an assignment described in Section 1.7(a); or

          (d)   The Executive embezzles or knowingly, and with intent, misappropriates property of the Company or a Subsidiary, or unlawfully appropriates any corporate opportunity of the Company or a Subsidiary.

        A termination of the Executive's employment for Cause for purposes of this Agreement shall be effected only in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement. A determination by the Board that Cause exists shall be subject to de novo review in accordance with Section 12.

        1.4    Change in Control.    The term "Change in Control" means the occurrence of any one of the following events:

          (a)    individuals who, on January 24, 2003, constituted the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 24, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (b)   any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph  (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

          (c)    there is consummated a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

          (d)   the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale of all or substantially all of the Company's assets.

        Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

        1.5    Effective Date.    The term "Effective Date" means the first date during the term of this Agreement on which a Change in Control occurs provided that the Executive is employed by the Company or a Subsidiary on such date. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company has terminated for any reason prior to the first date on which a Change in Control occurs, this Agreement shall be null and

2

void as of the date of such termination of employment; provided, however, that if it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

        1.6    Eligible to Retire.    The term "Eligible to Retire" means an Executive who has met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

        1.7    Good Reason.    The term "Good Reason" means, without the Executive's express written consent, the occurrence after the Effective Date of any one or more of the following:

          (a)    The assignment to the Executive of duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company immediately prior to the Effective Date, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect immediately prior to the Effective Date, (including as a type of such reduction or alteration for an Executive who is an officer of a publicly traded company immediately prior to the Effective Date, the Executive occupying the same position or title but with a company whose stock is not publicly traded), unless such act is remedied by the Company or such Subsidiary within 10 business days after receipt of written notice thereof given by the Executive; provided, however, that the elimination of the Executive's title as Chief Administrative Officer or the Executive's responsibilities with respect to the Company's human resources, legal and/or risk management groups following a Change in Control shall not constitute Good Reason; and further provided, however, that elimination of the Executive's responsibilities with respect to the Company's audit group following a determination by the Company's Audit Committee that the assignment of such responsibilities to another officer who is not the Chief Financial Officer of the Company is in the best interests of the Company shall not constitute Good Reason; or

          (b)   A reduction by the Company of the Executive's base salary in effect immediately prior to the Effective Date or as the same shall be increased from time to time, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company); or

          (c)    The relocation of the Executive's office more than 50 miles from the Executive's office immediately prior to the Effective Date; or

          (d)   Failure of the Company to provide (i) the Executive the opportunity to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, and (ii) the Executive and/or the Executive's family, as the case may be, the opportunity to participate in, and receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sick benefits, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company; or

          (e)    Failure of the Company to provide the Executive such perquisites as the Company may establish from time to time which are commensurate with the Executive's position and at least comparable to those received by other senior executives at the Company; or

          (f)    The failure by the Company to comply with paragraph (c) of Section 11 of this Agreement; or

          (g)    Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

        The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided, however, that if Executive desires to terminate her employment for "Good Reason," she must provide the Company with written notice ("Notice of Good Reason") of the existence of an event constituting Good Reason within six (6) months of the occurrence thereof or, if such event is not

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immediately recognizable by the Executive, within six (6) months of the date the Executive became or reasonably should have become aware of such event, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the latest of (x) 20 days after giving notice of intent to terminate employment for Good Reason, (y) 10 days after the expiration of the Company's right to cure the event constituting Good Reason set forth below; and (z) the date specified in the Notice of Good Reason (which date shall not be less than 30 days nor more than 4 months after the date of the Notice of Good Reason); provided, however, that no event described hereunder shall constitute Good Reason if such event is remedied by the Company within ten (10) days after receipt of the Notice of Good Reason by the Company from the Executive; provided, further, however, that no event described hereunder shall constitute Good Reason if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company within ten (10) days after receipt of the Notice of Termination for Good Reason by the Company from the Executive. If the Company disputes the existence of Good Reason, the burden of proof is on the Company to establish that Good Reason does not exist.

        1.8    Ineligible to Retire.    The term "Ineligible to Retire" means an Executive who has not met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

        1.9    Qualifying Termination.    The term "Qualifying Termination" means

          (a)    The occurrence of any one or more of the following employment termination events during the period beginning with the Effective Date and ending on the second anniversary of such date, shall constitute a "Qualifying Termination":

              (i)  The Company's termination of the Executive's employment without Cause (as defined in Section 1.7); or

             (ii)  The Executive's resignation for Good Reason (as defined in Section 1.7).

          (b)   A Qualifying Termination shall not include a termination of employment by reason of death, disability, the Executive's voluntary termination of employment without Good Reason, or the Company's termination of the Executive's employment for Cause.

        1.10    Subsidiary.    The term "Subsidiary" means any corporation with respect to which the Company owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.    Severance Benefits for an Executive Ineligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Ineligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.7(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's service percentage shall be computed by adding three years of executive-level service to the Executive's actual service; (ii) any minimum age and service eligibility requirements for such benefits shall be waived and such benefits shall be fully vested; and (iii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees (with such cash payment based on the amount of such subsidy in effect immediately prior to the date of the Qualifying Termination), assuming such deemed subsidy is provided to the Executive for three years after the date of the Qualifying Termination. Also, (i) for an Executive who is at least age 55 with seven or more years of service on the

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  date of the Qualifying Termination, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has the deemed service used to compute supplemental retirement benefits in Section 2(b) above (based on the amount of such subsidy in effect as of the date of the Qualifying Termination), assuming such subsidy is provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive; and (ii) for an Executive who is not at least age 55 with seven or more years of service on the date of the Qualifying Termination, no additional health benefits payment shall be provided by the Company. Such payment(s) shall be made within approximately 10 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

          (e)    Release.    The benefits described in this Section 2 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, substantially in the form of Exhibit A hereto. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

3.    Severance Benefits for an Executive Eligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Eligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.7(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 3(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's service percentage shall be computed by adding three years of executive-level service to the Executive's actual service; and (ii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive for three years after the date of the Qualifying Termination. Also, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has attained age 65 and completed the greater of 20 years or actual years of service, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive. Such payments shall be made within approximately 10 business days after the Company receives the executed agreement referred to in 3(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

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          (e)    Release.    The benefits described in this Section 3 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, substantially in the form of Exhibit A hereto. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

4.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or a successor company for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or a successor Company. However, if the Executive receives severance benefits under this Agreement, the Executive is not also entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company except under the Employment Agreement made July 1, 2004 between the Company and the Executive; provided, however that with respect to this Agreement and the Employment Agreement, to avoid duplication of payments or benefits, only such payments and benefits that would be most beneficial to the Executive, as determined by the Executive, shall be provided. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including, but not limited to any restricted stock or stock option agreements), deferred compensation and other benefit programs listed in Section 1.7(d), life insurance coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or a successor Company on or after the date of the Qualifying Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

5.    Full Settlement.    Except as expressly provided in Section 4 above, the Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

6.    Certain Additional Payments by the Company.

          (a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereon) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)   Subject to the provisions of paragraph (c) of this Section 6, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms (commonly referred to, as of the date hereof, as a Big Four firm) designated by the Executive and approved by the Company (which approval shall not be unreasonably withheld) (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the change of control, the Executive shall designate another Big Four accounting firm (subject to the approval of the Company, which approval shall not be unreasonably withheld) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the

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  Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i)  give the Company any information reasonably requested by the Company relating to such claim,

             (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

             (iv)  permit the Company to participate in any proceedings relating to such claim;

  PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)   If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly take all necessary action to obtain such refund and (subject to the Company's complying with the requirements of paragraph (c) of this Section 6) upon receipt of such refund shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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7.    Termination of Agreement.    This Agreement shall remain in effect from the date hereof until the last day of the twenty-fourth calendar month following the date of a Change in Control. Further, upon a Qualifying Termination, this Agreement shall continue until the Company or its successor shall have fully performed all of its obligations thereunder with respect to the Executive, with no future performance being possible. This Agreement may be terminated at any time by the Board with the written consent of the Executive. Notwithstanding the foregoing, this Agreement shall automatically terminate upon cessation of Executive's employment with the Company and its Subsidiaries prior to the Effective Date.

8.    Amendment of Agreement.    This Agreement may be amended at any time by the Board with the written consent of the Executive.

9.    Construction.    Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

10.    Governing Law.    This Agreement shall be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of Maryland.

11.    Successors and Assigns.

          (a)    This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. In the event of the Executive's death or a judicial determination of her incompetence, references in this Agreement shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.    Dispute Resolution.    The parties agree that any disputes, claims, complaints or causes of action of any type or kind (including but not limited to any disputes relating in any way to this Agreement) which the parties may have between themselves shall be resolved by final and binding arbitration using a single arbitrator from JAMS (jamsadr.com) pursuant to its then existing commercial arbitration rules or if JAMS is no longer available then using a single arbitrator from the American Arbitration Association using its then existing commercial arbitration rules. The arbitration proceedings shall be conducted in Washington, D.C. unless the parties mutually agree in writing to a different location. Any award rendered in the arbitration may be enforced in any court of competent jurisdiction. Pending the resolution of any such claim or dispute, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) as such are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

13.    Indemnification.    The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

14.    Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent in accordance with Section 15 of the Employment Agreement.

15.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

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16.    Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17.    Entire Agreement.    Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between the Executive and the Company or a Subsidiary, concerning the subject matter hereof; provided, however, that (a) this Agreement shall not supersede, and the Executive shall be entitled to applicable payments and benefits under, the Employment Agreement referenced in Section 4 of this Agreement to the extent the Executive elects to receive payments and benefits under the Employment Agreement, in lieu of duplicative payments and benefits under this Agreement, all as contemplated by Section 4 of this Agreement and (b) nothing herein shall limit or reduce any right or benefit that shall have accrued to the Executive on or prior to the termination of Executive's employment

18.    Alienability.    The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

19.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:	/s/
/s/ E. Follin Smith

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Exhibit A

FORM OF
AGREEMENT, RELEASE AND WAIVER

        This Agreement, Release and Waiver ("Agreement") is entered into by and between [Executive] ("Executive") and Constellation Energy Group, Inc. ("Company").

           1.  The parties agree that Executive's employment with the Company shall terminate on [    ].

           2.  In consideration of Executive's termination of employment with the Company and her provision of certain waivers and promises as set forth in this Agreement, the Company agrees to provide the Executive with the payments, benefits and other rights (collectively, the "Consideration") set forth in the Employment Agreement, dated as of July 1, 2004, by and between the Executive and the Company (the "Employment Agreement"), and/or the Change of Control Severance Agreement, dated as of July 1, 2004, by and between the Executive and the Company (the "Severance Agreement"). Certain portions of the Consideration are over and above any benefit to which Executive would be entitled under the Company's benefit plans and policies upon the termination of her employment.

           3.  The Company hereby agrees to provide the benefits set forth in paragraph 2 to Executive from the Company's general assets. Executive is not entitled to any of the Consideration prior to the expiration of the seven-day revocation period described in paragraph 15 below. Such amounts set forth in paragraph 2 are not subject to alienation, assignment, attachment, garnishment or other legal process by or on behalf of Executive until such amounts are actually received by her. Such payments are subject to applicable payroll tax withholding (if applicable) and will not be considered as compensation for purposes of the Company's retirement or welfare benefit plans.

           4.  (a) In exchange for the Company's agreement to provide the Consideration, Executive knowingly, freely and voluntarily agrees that, to the full extent the law permits, she hereby releases and discharges the following entities: the Company and any person or entity controlling, controlled by or under common control with the Company ("Affiliate"), their successors, officers, directors, agents, representatives or employees (collectively, "Releasees") from any and all debts, obligations, claims, demands, judgments or causes of action of any kind that relate in any way to her employment with the Company or the termination of such employment whatsoever, known or unknown, in common law, in tort, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), and/or reimbursements of costs of any kind, including, but not limited to any and all claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq.), the Civil Rights Act of 1866 and 1871 (42 U.S.C. §§ 1981 and 1983), the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Equal Pay Act (29 U.S.C. § 206(d)(1)), the Rehabilitation Act (29 U.S.C. §§ 701-704), Executive Order 11246, or any other Federal, State, local or common law which may include but not be limited to those concerning age, gender, race, religion, national origin, disability or any other protected classification or category which expressly or impliedly may form the basis of alleged discrimination, or any other law or regulation. To the extent any such actions are pending, Executive agrees that they are or will be immediately withdrawn with prejudice upon her receipt of the payment set forth in Section 5(a)(ii) of the Employment Agreement or in Section 2(a) or Section 3(a) of the Severance Agreement, whichever is applicable. Executive also knowingly and voluntarily agrees that, to the full extent the law permits, she waives any and all causes of action and will not file, cause to be filed, or voluntarily assist in the prosecution of any charges, claims, lawsuits, or other actions of any kind against the Releasees. Executive acknowledges and understands, however, that she is not waiving claims that may arise based on events occurring after she executes this Agreement. Moreover, nothing in this Agreement shall be construed to prohibit Executive from engaging in any legally protected activity including activity protected by the Sarbanes-Oxley Act. Notwithstanding the foregoing, such released claims shall not (i) include any claims to enforce Executive's rights under, set forth in or with respect to, the Employment Agreement or the Severance Agreement, or any other accrued rights under the applicable terms of applicable Company plans, programs and arrangements or (ii) apply to any claim that Executive may have for indemnity or contribution for acts taken while she was employed by the Company pursuant to applicable Company policy or insurance coverage.

        Additionally, Executive does specifically, knowingly and voluntarily waive any and all rights or claims she may have under the Age Discrimination in Employment Act (ADEA).

        (b)   In exchange for the Executive's release set forth in paragraph 4.a. above and other good and valuable consideration the receipt of which is hereby acknowledged by the Company, the Company, on behalf of itself and each of its Affiliates and their successors (collectively, the "Company Releasors"), knowingly, freely and voluntarily agree that, to the full extent the law permits, they hereby release and discharge the following persons and entities: the Executive, and her heirs, executors, administrators, representatives, agents, successors and assigns (hereinafter collectively referred to as the "Executive Releasees") from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in common law, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), and/or reimbursements of costs of any kind, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had or now have against each or any of the Executive Releasees, in each case in connection with the Executive's employment with the Company or the termination thereof. Notwithstanding the above, the Executive and the Company acknowledge and agree that the Company Releasors are not waiving any claim or action against the Executive Releasees with respect to any willful, knowing or intentional misconduct of the Executive.

           5.  Nothing in this Agreement, including the payment of any sum by the Company, constitutes an admission by the Releasees of any legal wrong.

           6.  The parties agree that the terms of this Agreement including the consideration set forth in paragraph 2 are confidential and will not be disclosed to any non-parties hereto; provided, however, that Executive may confidentially disclose such information to her spouse, personal attorney, and personal accountant or as otherwise required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or as specifically required by any governmental or quasi-governmental agency or body. Should Executive wish to consult with anyone else she deems appropriate to review this Agreement, she must first obtain the written consent of the Company which will not be unreasonably withheld. In addition, the Company may disclose such information as is necessary, in its sole discretion, to any of the Releasees, or to federal, state or local agencies or as otherwise required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or as specifically required by any governmental or quasi-governmental agency or body.

           7.  Executive agrees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public, or to any third party, about the Releasees, their business practices, or about the business practices of any present or former officers, directors, executives, employees, representatives, agents or customers, or any related services of the Releasees or about any general matter concerning the reputations, standing in the business community, or business practices of the Releasees. The Company agrees to refrain and to use best reasonable efforts to cause the Releasees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public, or to any third party, about the Executive or about any general matter concerning the reputation, standing in the business community, or business practices of the Executive. The Company further agrees to use its best reasonable efforts to obtain the Executive's prior approval for any announcement to the general public concerning her separation from the Company, provided that such approval is not unreasonably withheld or delayed. Nothing in this Paragraph shall prevent either party from making truthful statements, or disclosing documents and information, (a) in confidence to their attorneys, accountants and, in the Executive's case, her spouse, (b) as required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or (c) as specifically required by any governmental or quasi-governmental agency or body.

           8.  Executive further agrees that she will, immediately upon termination of her employment with the Company, and in no event later than twenty-four (24) hours after the Termination Date, return to the Company all property of the Releasees as well as all books, records, customer and pricing lists, correspondence, contracts or orders, advertising or promotional materials, and other written, typed or printed materials, whether furnished by any of the Releasees or prepared by Executive, which contain any information relating to the Releasees' business, and Executive agrees that she will neither make nor retain copies of such materials.

           9.  Executive agrees that, for a period of one (1) year after the Termination Date she will not, directly or indirectly, as an officer, director, employee, consultant, stockholder, partner or sole proprietor, induce, entice or hire, or attempt to hire or employ any employee of the Company or any of its Affiliates or any former employee of the Company or any of its Affiliates who had been an employee of the Company or any of its Affiliates at any time during the one year period prior to Executive's attempted hiring of such individual.

         10.  The Company and Executive hereby agree that, if the scope or enforceability of any restrictive covenant in this Agreement is in any way disputed at any time, subject to Section 11, a court or other trier of fact of competent jurisdiction

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may modify and enforce the covenant to the maximum extent that it believes to be enforceable under the circumstances existing at that time.

         11.  The parties agree that any disputes, claims, complaints or causes of action of any type or kind (including but not limited to any disputes relating in any way to this Agreement) which the parties may have between themselves shall be resolved by final and binding arbitration using a single arbitrator from JAMS (jamsadr.com) pursuant to its then existing commercial arbitration rules or if JAMS is no longer available then using a single arbitrator from the American Arbitration Association using its then existing commercial arbitration rules. The arbitration proceedings shall be conducted in Washington, D.C. unless the parties mutually agree in writing to a different location. Any award rendered in the arbitration may be enforced in any court of competent jurisdiction. Pending the resolution of any such claim or dispute, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) as such are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company. Notwithstanding the foregoing, the parties agree that, in the event of a breach by any party of the Sections 6 through 9 of this Agreement, the non-breaching party shall be entitled to institute and prosecute equitable proceedings in any court of competent jurisdiction to enjoin the other party from performing such activities.

         12.  Executive acknowledges that she has been offered a period of at least twenty-one (21) calendar days to consider this Agreement. Executive further acknowledges that unless this Agreement, signed by her, is received by Marc L. Ugol, Senior Vice President, Human Resources of Constellation Energy Group, Inc., 750 E. Pratt Street, 5th Floor, Baltimore, MD 21202, on or before [    ], it is null and void and unenforceable.

         13.  Executive acknowledges that she has been specifically informed by the Company that for a period of seven (7) calendar days following the date of her execution of this Agreement she has the absolute right to revoke this Agreement by notifying Marc L. Ugol, Senior Vice President, Human Resources of Constellation Energy Group, Inc., 750 E. Pratt Street, 5th Floor, Baltimore, MD 21202, in writing on or before the expiration of the seven (7) day period.

         14.  This Agreement shall not become effective or enforceable until the aforesaid seven (7) calendar day revocation period has expired.

         15.  This Agreement supersedes any and all other agreements or proposals, written or oral, made by the Company or any Releasee, or on their behalf to Executive, other than the Employment Agreement and the Severance Agreement and, except as set forth in such agreements, this Agreement is the full and final understanding between the parties.

         16.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may only be modified by a written agreement signed by the parties.

         17.  This Agreement shall be governed by the laws of Maryland.

         18.  Executive does hereby acknowledge that she has read and understands this Agreement.

         19.  Executive acknowledges that the Company has advised her to consult with an attorney prior to executing this Agreement.

         20.  Executive does hereby acknowledge that she has executed this Agreement freely and voluntarily.

        IN WITNESS WHEREOF, Executive does hereby execute this Agreement on this            day of            , 200[    ].

(Seal)
Executive
Received, agreed to and accepted by:	CONSTELLATION ENERGY GROUP, INC.
	By:	(Seal)

Name: Title:

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QuickLinks

  Exhibit 10(c) Attachment 1
EMPLOYMENT AGREEMENT
  Exhibit A
FORM OF AGREEMENT, RELEASE AND WAIVER
  Attachment 2
CHANGE IN CONTROL SEVERANCE AGREEMENT
  Exhibit A
FORM OF AGREEMENT, RELEASE AND WAIVER